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CRYO-CELL INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

Ki Yong Choi

Michael D. Coffee

Warren Hoeffler

Michael W. Cho

Gary Weinhouse

Ajay Badlani

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Ki Yong Choi Reminds Cryo-Cell Stockholders to VOTE the GOLD Proxy Card for Director Nominees

Stockholders are reminded that their vote is important, no matter how many shares they own. It is not too late to vote, change your vote or get another GOLD proxy card to make a difference.

The Portnoy brothers are asking for your vote, but they have not provided you with the company’s most recent financial information.

San Francisco, CA. – July 6, 2012 -- Ki Yong Choi, the largest stockholder of Cryo-Cell International, Inc. (OTCBB: CCEL), today reiterated his recommendation that all stockholders:

VOTE THE GOLD PROXY CARD TO MAKE A DIFFERENCE IN CRYO-CELL’S FUTURE

If you don’t have a gold proxy card please call Alliance Advisors (contact information below).

When casting your vote please consider the following:

•	In addition to deteriorating revenue, in the fiscal quarter ended February 29, 2012 the company reported a net loss of approximately $1.7 million, a result that was more than $1.9 million worse than the same quarter last year[1].

•	The “endorsements” of the Portnoys and their plan are not coming from independent sources.[2] However, the Glass Lewis independent report endorses all 6 of Mr. Choi’s board nominees and the report stated they “don't believe shareholders can afford to wait another year to re-evaluate the situation.”[3]

•	Stock option awards authorized by the board, if fully issued, would potentially dilute current stockholder ownership by 22%[4].

•	Cash and securities decreased by $3.0 million, a decrease of 41%[5] in the fiscal quarter ended February 29, 2012 – I believe this is an alarming rate of cash burn.

•	The current board has authorized a 3,000,000 share repurchase program. If fully implemented, this could result in the use of an additional $5 million to purchase the company’s stock. I believe this would deplete the company’s cash and securities reserves[6] and should be of great concern to stockholders.

YOU CAN MAKE A DIFFERENCE IN CRYO-CELL’S FUTURE

INSTRUCTIONS BELOW ON HOW TO VOTE OR CHANGE YOUR VOTE

Time is short. No matter how many or how few shares you own, it is important that you return the GOLD proxy card and vote in favor of electing us to represent you in the boardroom. You SHOULD NOT RETURN THE WHITE PROXY CARD or any other proxy card furnished to you on behalf of Cryo-Cell.

What should you do now? Once you receive a GOLD proxy card, vote to elect directors who will work for all of Cryo-Cell’s stockholders by signing and returning the GOLD proxy card.

If you have already returned a proxy card, you have every right to change your vote by signing and returning a later-dated GOLD proxy card once it is provided to you.

If you have lost your voting card, you can obtain a GOLD proxy card the following ways:

Registered holders – Investors who hold one or more stock certificates that are issued in their names should contact Alliance Advisors at (877) 777-2338 and request another GOLD proxy card.

Beneficial Holders, AKA “Street Name” holders – If your shares are held in a brokerage account or bank, you are considered the beneficial owner of the shares. As a beneficial owner, you must instruct your broker, trustee or other representative on how to vote. Your broker cannot vote your shares on your behalf without your instructions. Please contact your broker ASAP and instruct them to cast your vote on the GOLD proxy card today.

Investor Contact:

Alliance Advisors LLC.

Call Toll Free: (877) 777-2338;

Banks and Brokers Call Collect: (973) 873-7700.

___________________________________

1 For the quarter ended February 29, 2012, company recorded a net loss of approximately $1.7 million and, for the quarter ended February 28, 2011, the company recorded net income of approximately $0.2 million. See the Quarterly Report on Form 10-Q filed by the company on April 16, 2012.

2 Those persons endorsing the Portnoys – a member of the company’s board of directors, the company’s Chief Financial Officer, and the president of Saneron CCEL Therapeutics, Inc., a company in which Cryo-Cell holds a significant stake -- are not independent.

3 Permission to use quotations was neither sought nor obtained.

4 Per SEC Form DEFC14A filed June 21, 2012, there are 11,180,458 shares outstanding.

5 For the fiscal quarter ended February 29, 2012 and the fiscal year ended November 30, 2011, the company had approximately $4.3 million and $7.3 million, respectively, in cash, cash equivalents, marketable securities and other investments, not including restricted cash. See the Quarterly Report on Form 10-Q filed by the company on April 16, 2012.

6 Per SEC Form 8-K filed June 7, 2012. The Board of Cryo-Cell expanded the share repurchase to 3,000,000 shares, having already repurchased 679,582 shares. This leaves 2,320,418 shares to be repurchased; at today’s price of $2.35 per share, fulfilling the repurchase program would cost Cryo-Cell $5,452,982 in cash.